Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information, contact:

Fidelity Southern Corporation	American Enterprise Bank of Florida
Attention: Stephen H. Brolly	Attention: T. Edwin Stinson, Jr.
Chief Financial Officer	Chief Financial Officer
Martha C. Fleming	(904) 482-4973
Corporate Secretary and Investor Relations
(404) 240-1504

FIDELITY SOUTHERN AND AMERICAN ENTERPRISE BANKSHARES

ANNOUNCE MERGER AGREEMENT

Atlanta, Georgia and Jacksonville, Florida (October 26, 2015) – Fidelity Southern Corporation (“Fidelity,” NASDAQ: LION), the holding company for Fidelity Bank, and American Enterprise Bankshares, Inc. (“AEB”), the holding company for American Enterprise Bank of Florida, jointly announced today the signing of a definitive agreement pursuant to which Fidelity will acquire all of the common stock of AEB in a stock transaction valued at approximately $27 million, based on the closing price of Fidelity common stock on October 23, 2015.

AEB, headquartered in Jacksonville, Florida, operates two branches. As of September 30, 2015, AEB reported approximately $205 million in assets, $156 million in loans, and $177 million in deposits. Upon completion of the transaction, Fidelity is expected to have approximately $4.0 billion in assets, $3.3 billion in loans, and $3.4 billion in deposits. The transaction is expected to be immediately accretive to Fidelity’s fully diluted earnings per share and tangible book value per share, excluding transaction costs.

Under the terms of the agreement, which has been approved by the boards of directors of both companies, AEB shareholders will receive $5.50 for each share of AEB common stock, payable in shares of Fidelity common stock based upon the twenty-day volume weighted average price of Fidelity common stock prior to the closing of the merger (the “VWAP”), subject to minimum and maximum exchange ratios. If the VWAP immediately prior to the merger is equal to or less than $18.98, then each share of AEB common stock will be converted into 0.290 of a share of Fidelity common stock. If the VWAP immediately prior to the merger is equal to or greater than $23.20, then each share of AEB common stock will be converted into 0.237 of a share of Fidelity common stock. The transaction, which is subject to regulatory approval, the approval of the shareholders of AEB, and other customary conditions, is expected to close in the first quarter of 2016.

Commenting on the announcement, Jim Miller, Chairman of Fidelity, said, “We are excited to announce the combination of Fidelity and AEB. We look forward to bringing each of the AEB customers into our family, as we grow our presence in Florida. Our respective banks share a similar culture and approach to community banking, which we believe will provide enhanced opportunities for the combined company to better serve our customers and communities, and provide a rewarding experience for our customers. In addition to our retail presence, we look forward to expanding our team of commercial bankers and building a strong Trust Services operation.

“Along with our existing Florida operation, this brings our total number of branches in Florida to eighteen, with approximately $600 million in deposits and 160 employees.   We look forward to working with Bennett Brown and his staff and members of the Board.”

Bennett Brown, President of AEB, added, “We are pleased to join forces with Fidelity to provide enhanced and long-term value to our customers and communities. Our combination with Fidelity will provide greater capital resources and operational scale that will allow us to grow with the robust Jacksonville economy and capture additional market share. In addition, Fidelity’s track record for creating and growing shareholder value will be a major plus for the AEB shareholder base.”

Fidelity was advised by the investment banking firm of FIG Partners, LLC and the law firm of Troutman Sanders LLP.  AEB was advised by the investment banking firm of Hovde Group LLC, as well as the law firms of Smith, Gambrell & Russell LLP and Kirschner & Legler, PA.

INVESTOR PRESENTATION

Further information on the terms of this transaction will be included in a Form 8-K to be filed by Fidelity with the Securities and Exchange Commission (the “SEC”).

ABOUT FIDELITY SOUTHERN CORPORATION

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

ABOUT AMERICAN ENTERPRISE BANKSHARES, INC.

Since 2004, American Enterprise Bankshares, Inc., through its banking subsidiary American Enterprise Bank of Florida, provides banking services through branches in the Jacksonville, Florida community. For additional information about American Enterprise Bankshares, please visit the website at www.aebfl.com.

FORWARD-LOOKING STATEMENTS

This Current Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the merger, the expected returns and other benefits of the merger, to shareholders, expected improvement in operating efficiency resulting from the merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on Fidelity’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger may not be timely completed, if at all; that prior to completion of the merger or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Fidelity’s Form 10-K for the year ended December 31, 2014 and other documents subsequently filed by Fidelity with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither Fidelity nor AEB undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this Current Report on Form 8-K, the exhibits hereto or any related documents, Fidelity and AEB claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

ADDITIONAL INFORMATION

This communication is being made in respect of the merger involving Fidelity and AEB. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger, Fidelity will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of AEB. Fidelity also plans to file other documents with the SEC regarding the merger with AEB. AEB will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement/prospectus, as well as other filings containing information about Fidelity and AEB, will be available without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and other documents filed with the SEC in connection with the merger can also be obtained, when available, without charge, from Fidelity’s website (http://www.FidelitySouthern.com).

Participants in the Merger Solicitation

Fidelity and AEB, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of AEB in respect of the merger. Information regarding the directors and executive officers of Fidelity and AEB and other persons who may be deemed participants in the solicitation of the shareholders of AEB in connection with the merger will be included in the proxy statement/prospectus for AEB’s special meeting of shareholders, which will be filed by Fidelity with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the merger filed with the SEC when they become available.